Exhibit 99.1

Stereotaxis Announces $25 Million Private Placement

ST. LOUIS, MO, August 8, 2019 – Stereotaxis (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced that it has entered into a securities purchase agreement with select institutional investors for a $25 million private placement.

In this private placement, Stereotaxis is selling approximately 12.2 million shares of common stock and convertible preferred stock at a purchase price of $2.05 per share to select healthcare-focused and growth-oriented institutional investors. The preferred stock is a common stock equivalent but non-voting and with a blocker on conversion into common stock if the holder would exceed a specified threshold of voting security ownership. The financing was led by Redmile Group, and also included Opaleye Management and Parkman Healthcare Partners. Cowen acted as the exclusive placement agent for the private placement.

“We are grateful for the trust and confidence of the investors that joined us in our mission to improve patient care and transform electrophysiology with robotics,” said David Fischel, Chairman and CEO. “This financing reflects our shared excitement for Stereotaxis’ substantial near-term and long-term growth opportunities. A financing was not necessary to accomplish our strategic goals but will enhance our commercial growth initiatives and a second wave of innovation in electrophysiology and beyond.”

The securities to be issued upon the closing of the private placement transaction described in this press release have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and unless so registered, any such securities may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares sold in the private placement following the closing of the transaction. Additional details regarding the offering will be included in the Form 8-K to be filed by Stereotaxis with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ robotic technology has received various regulatory clearances in the United States, European Union, Japan, Canada, China, and elsewhere. The Stereotaxis Genesis RMN System is CE marked and will become available in other global geographies subject to regulatory approvals. Stereotaxis Imaging Model S is CE marked and FDA cleared. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com